Exhibit 10.5

Coca-Cola Enterprises, Inc.

Form of Restricted Stock Unit Agreement

for

Senior Officers in the United Kingdom

Restricted Stock Unit Recipient:

Grant Date:

Performance Conditions to Vesting (“Performance Condition”):

Service Condition to Vesting (“Service Date”):

The terms and conditions applicable to the restricted stock unit award (“RSU Award” or “Award”) made by Coca-Cola Enterprises, Inc. (the “Company”) to Senior Officers in the United Kingdom are described below in this Restricted Stock Unit Award Agreement (the “Agreement”).

This grant was made under the Coca-Cola Enterprises, Inc. 2010 Incentive Award Plan (the “Plan”), the terms of which are incorporated into this Agreement. All capitalized terms in the Agreement shall have the meaning assigned to them in this Agreement or in the Plan.

1.	Your RSU Award. A RSU Award represents an unfunded promise by the Company to deliver shares of Coca-Cola Enterprises, Inc. common stock (“Stock”) and to pay certain amounts to you upon the vesting of all or a portion of the restricted stock units (“RSUs”) credited under your RSU Award. A RSU Award does not entitle you to vote any shares of the Company’s Stock or receive actual dividends. A RSU Award may not be transferred, assigned, hypothecated, pledged, or otherwise encumbered or subjected to any lien, obligation, or liability of you or any other party.

2.	Vesting in Your RSU Award. Subject to the Performance Conditions applicable to this Award, your RSU Award will vest on the Service Date, provided you are continually employed by the Company or a Subsidiary through that date.

Notwithstanding the foregoing, your RSU Award will become vested to the extent set forth below in the following circumstances:

i.	Death or Disability: For 100% of your RSU Award, in the event of your death or your termination of employment on account of Disability.

ii.	Retirement or Severance Termination: For a pro rata portion of your RSU Award, in the event of your Severance Termination or Retirement, to the extent permitted under local law. The pro ration fraction is determined by dividing the number of months between the Grant Date of this Award and your termination date by the number of months between the Grant Date and the vesting date.

iii.	Change in Control: For 100% of your RSU Award, in the event you have a Severance Termination within two years following a Change in Control of the Company.

3.	Effect of Separation from Service. If you separate from service with the Company or a Subsidiary on account of any reason other than described in Section 2, above, 100% of the RSU Award will be forfeited.

4.	Dividend Equivalents on Your RSU Award. Upon vesting of your RSU Award pursuant to Section 2 above, immediately prior to the distribution of the shares of Stock subject to your vested RSU Award, your RSU account will be credited with dividend equivalent units. The value of these dividend equivalent units will equal the total amount of dividends declared by the Board on a share of the Stock from the Grant Date through the date on which your RSUs vest, multiplied by the number of vested RSUs.

5.	Form and Timing of Payments from Your RSU Account. The Company will distribute a share of Stock to you (electronically or in certificate form) for each RSU that vests under your RSU Award, and it will make a cash payment to you equal to any dividend equivalent units credited to your RSU account. Your RSU account will be distributed to you as soon as practicable following the date your RSUs vest.

6.	Definitions. For purposes of this Award, the following definitions apply:

a.	“Disability” means your inability, by reason of a medically determinable physical or mental impairment, to engage in any substantially gainful activity, which condition, in the opinion of a physician approved of by the Company, is expected to have a duration of not less than one year.

b.	“Retirement” means your termination of employment at or after you are age 55 and have provided a minimum of five years of service, provided you are not terminated for Cause (as defined in subsection 6(c) of this Agreement).

c.	“Severance Termination” means your involuntary termination without Cause or, within two years following a Change in Control of the Company, your voluntary termination for Good Reason, provided you execute a release of all potential claims against the Company. “Cause” shall be as defined in your employment agreement and means (i) action on your part which materially damages or risks materially damaging your or your employer’s reputation; or (ii) your commission of serious misconduct or any serious breach or repeated or continued breach (after your receipt of a warning in writing and your refusal or failure to remedy such breach within a reasonable time) of your obligations under your employment agreement; and “Good Reason” means your (i) demotion or diminution of duties, responsibilities and status, (ii) a material reduction in base salary and annual incentive opportunities, or (iii) assignment to a position requiring relocation of more than 50 miles from your primary workplace.

7.	Deemed Acceptance of Award. There is no need to acknowledge your acceptance of this Award, as you will be deemed to have accepted the Award and the terms and conditions of the Plan and this document unless you notify the Company otherwise in writing.

8.	Acknowledgment of Nature of Plan and RSUs. In accepting the Award, you acknowledge that:

a.	the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, as provided in the Plan;

b.	the Award of RSUs is voluntary and occasional and does not create any contractual or other right to receive future Awards of RSUs, or benefits in lieu of RSUs even if RSUs have been awarded repeatedly in the past;

c.	all decisions with respect to this Award and future Awards, if any, will be at the sole discretion of the Company and the RSUs are not an employment condition for any purpose including, but not limited to, for purposes of any legislation adopted to implement EU Directive 2000/78/EC of November 27, 2000;

d.	your participation in the Plan is voluntary;

e.	the RSUs and the shares of Stock subject to the RSUs are not intended to replace any pension rights or compensation;

f.	the RSUs and the shares of Stock subject to the RSUs are an extraordinary item that do not constitute compensation of any kind for services of any kind rendered to the Company, a Subsidiary or to your employer;

g.	the RSUs and the shares of Stock subject to the RSUs are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, dismissal, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;

h.	neither the Award of RSUs nor any provision of this Agreement, the Plan or the policies adopted pursuant to the Plan confer upon you any right with respect to employment or continuation of current employment with the Company, your employer or any Subsidiary;

i.	the future value of the underlying shares of Stock is unknown and cannot be predicted with certainty;

j.	if you receive shares of Stock, the value of such shares acquired on vesting of RSUs may increase or decrease in value;

k.	no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from termination of your employment by the Company or your employer (for any reason whatsoever and whether or not in breach of local labor laws), and in consideration of the grant of the RSUs to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Company or your employer, waive your ability, if any, to bring any such claim, and release the Company and your employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then you shall be deemed irrevocably to have agreed not to pursue such claim and you agree to execute any and all documents necessary to request dismissal or withdrawal of such claim; and

l.	in the event of termination of your employment, whether or not in breach of local labor laws, your right to receive RSUs and vest in the RSUs under the Plan, if any, will terminate effective as of the date that you are no longer actively employed and unless otherwise provided by the Company, will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); the Committee/Board shall have the exclusive discretion to determine when you are no longer actively employed for purposes of the RSU Award.

9.	Tax Obligations. Regardless of any action the Company or your employer takes with respect to any or all income tax (including federal, state and local taxes), Primary or Secondary Class 1 National Insurance Contributions or other social contributions, payroll tax or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by the Company or your employer. You further acknowledge that the Company and/or your employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSU Award, including the grant of the RSU Award, the vesting of the RSUs, the conversion of the RSUs into shares of Stock or the receipt of any cash payments, the subsequent sale of any shares of Stock acquired at vesting and the receipt of any dividends or dividend equivalents; and (2) do not commit to and are under no obligation to structure the terms of the Award or any aspect of the RSUs to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you become subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable event, you acknowledge that the Company and/or your employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant tax withholding event, you shall pay, or make adequate arrangements satisfactory to the Company or to your employer (in their sole discretion) to satisfy all Tax-Related Items withholding obligations of the Company and/or your employer. In this regard, you authorize the Company or your employer, or their respective agents, at their discretion, to withhold all applicable Tax-Related Items from your wages or other cash compensation payable to you by the Company or your employer or from any cash payment received upon vesting of the RSUs. Alternatively, or in addition, the Company or your employer may, in their sole discretion, (1) withhold from proceeds of the sale of shares of Stock acquired upon vesting of the RSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization), and/or (2) withhold in shares of Stock to be issued upon vesting of the RSUs. To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the Tax-Related Items obligation is satisfied by reducing the number of shares of Stock issued upon vesting of the RSUs, for tax purposes, you are deemed to have been issued the full number of shares subject to the vested RSUs, notwithstanding that a number of the shares is held back solely for the purpose of paying the Tax-Related Items. You shall pay to the Company or to your employer any amount of Tax-Related Items that the Company or your employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares of Stock or the proceeds of the sale of shares to you if you fail to comply with your obligations in connection with the Tax-Related Items.

10.	United Kingdom Tax Acknowledgment. To the extent that you are subject to taxation in the U.K. with respect to the RSUs, you acknowledge that if you do not pay or your employer or the Company does not withhold from you the full amount of income tax that you owe due to the vesting of the RSUs, or the release or assignment of the RSUs for consideration, or the receipt of any other benefit in connection with the RSUs (the “Taxable Event”) within 90 days after the Taxable Event, or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003, then the amount of any uncollected income tax may constitute a benefit to you on which additional income tax and national insurance contributions may be payable. You will be responsible for reporting any income tax and national insurance contributions on this additional benefit directly to HM Revenue and Customs under the self-assessment regime.

11.	Data Privacy. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement by and among, as applicable, your employer, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company and your employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, residency status, any shares of Stock or directorships held in the Company, details of all RSUs or any other entitlement to shares of Stock awarded, canceled, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (“Data”). You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country, or elsewhere (including outside the European Economic Area), and that the recipient’s country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker, escrow agent or other third party with whom the shares of Stock received upon vesting of the RSUs may be deposited. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consent herein, in any case without cost, by contacting in writing your local human resources representative. You understand that refusal or withdrawal of consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

12.	Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means or request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

13.	Severability. If one or more of the provisions of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Agreement to be construed so as to foster the intent of this Agreement and the Plan.

14.	Governing Law. The RSU Award and the provisions of this Agreement are governed by, and subject to, the laws of the State of Georgia, U.S.A., (excluding Georgia’s conflict of laws provision). For purposes of litigating any dispute that arises under this Award or the Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Georgia, and agree that such litigation shall be conducted in the courts of Cobb County, Georgia, or the federal courts for the United States for the Northern District of Georgia, and no other courts, where this grant is made and/or to be performed.

15.	Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan, on the RSU Award and on any shares of Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

16.	No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying shares of Stock. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

17.	Plan Administration. The Plan is administered by a Committee of the Company’s Board, whose function is to ensure the Plan is managed according to its respective terms and conditions. To the extent any provision of this Agreement is inconsistent or in conflict with any provision of the Plan, the Plan shall govern. A request for a copy of the Plan and any questions pertaining to the Plan should be directed to:

STOCK PLAN ADMINISTRATOR
COCA-COLA ENTERPRISES, INC.
P.O. BOX 723040
USA, ATLANTA, GA 31139-0040
(678) 260-3000

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